Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 16, 2005, except for Notes 3 and 12, as to which the date is February 10, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Cisco Systems, Inc.’s Current Report on Form 8-K dated February 10, 2006. We also consent to the incorporation by reference of our report dated September 16, 2005 relating to the financial statement schedule, which appears in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 30, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 10, 2006